EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2003 relating to the financial statements of Gryphon Exploration Company, which appears on page 78 in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ KPMG LLP
KPMG LLP

January 30, 2004

Houston, Texas